Exhibit 99.1

Mitesco Advances on Robo-Agent A.I. Project for Sales Automation, Follow-up-Boss Integration, Major Agencies Engaged in Test Bed

For Immediate Release

Vero Beach, Florida – June 18, 2025 – Mitesco, Inc. (OTC:MITI, www.mitescoinc.com ) today announced that its software development project known as Robo-Agent is well underway with a beta test team from major residential real estate players engaging to advance the effort. It also announces that it intends to rollout the initial version as an add-on to a popular existing CRM platform, Follow-up-BossTM.

“While Robo-Agent is ultimately intended for broader business-to-consumer (B2C) applications, our initial implementation targets the residential real estate market,” said Mack Leath, CEO of Mitesco. “With agent compensation shrinking and market activity relatively stagnant, increasing productivity is more critical than ever.”

Robo-Agent is being developed under Mitesco’s Vero Technology Ventures division and is designed as a comprehensive, turnkey solution for automating the entire sales lifecycle. Key features include time and task management, prospecting and qualification (for both buyers and sellers), and individualized business planning for agents.

Leath added, “We’re employing a conversational A.I. approach that requires minimal technical knowledge—both for agents and their prospects. By launching as an add-on to Follow Up Boss, which has over 200,000 users and was acquired by Zillow Group in November 2023, we’re accelerating adoption through its existing ecosystem and integrations.” According to the Association of Real Estate License Law Officials (ARELLO), there are over 3 million active real estate licenses in the U.S., including more than 1.5 million National Association of Realtors (NAR) members. NAR reports that the average agent is 55 years old, works 35 hours per week, and has 10 years of experience in the field.

The beta testing group includes agents from eXp Realty, Sotheby’s, LPT Realty, Coldwell Banker, and Berkshire Hathaway Home Services (BHHS). The participants range in technical skill levels and work across buyer and seller sides of the transaction spectrum. The goal is to ensure Robo-Agent is effective and intuitive for all agents, from part-time newcomers to full-time professionals operating in luxury markets. The platform will support tailored activity planning and performance tracking based on each agent’s goals and transaction volume.

Once launched, Robo-Agent will be hosted in the Centcore Data Center, a Mitesco division providing secure, high-performance cloud infrastructure. Centcore is SOC 2, Tier 3+, and CJIS-certified, positioning it as a reliable and scalable platform for AI-powered business tools.

About Mitesco, Inc.

Mitesco (OTC: MITI) is a growth-oriented company delivering products, services, and technologies aimed at improving quality, access, and affordability. With experience in both startups and turnarounds, the Mitesco team drives success through a combination of organic and acquisition-based growth strategies. The company believes that exceeding customer expectations is key to delivering strong business performance.

Website:

Contact:

Mitesco Investor Relations

Jimmy Caplan

jimmycaplan@me.com

512.329.9505

About Centcore Data Center

The Centcore Data Center is a state-of-the-art cloud services provider and a division of Mitesco, Inc. (OTC: MITI). Located in Melbourne, Florida, Centcore offers secure, reliable, and scalable cloud infrastructure solutions designed to meet the needs of modern businesses. As a trusted provider for industries ranging from technology to public safety, Centcore is dedicated to delivering innovative solutions for clients seeking to enhance their cloud capabilities. Centcore’s certifications include SOC 2, Tier 3+, and CGIS, underscoring its commitment to data security and compliance. www.centcoreusa.com .

Brian Valania

Centcore Data Center

Phone: 610.888.7509

Email: bvalania@centcoreusa.com

Website: www.centcoreusa.com

About Vero Technology Ventures

Our new venture arm is looking for scalable solutions using cloud computing for improved productivity, generally aimed at business and government. Infrastructure, engineering, design, analytics, process control are all areas of interest, as well as productivity tools for data center operations. We believe the current and near-term computing resources can be applied to make a significant change in productivity.

If you have a need for growth capital and are willing to work in a team environment to grow your business, we should talk! Please drop us a line at info@mitescoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.